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                                                               EXHIBIT 11.1


               STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                   THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                 ---------------------     ---------------------
                                                                 JUNE 29,     JUNE 30,     JUNE 29,     JUNE 30,
                                                                   1997         1996         1997         1996
                                                                   ----         ----         ----         ----

Net income(1).................................................  $   2,571    $   1,884    $   7,168     $  5,088
                                                                =========    =========    =========     ========
  Average shares outstanding..................................      8,900        6,795        8,900        6,795
  Common equivalent shares....................................        107                       125          126
  Assumed shares sold to prepay shareholder distribution (2)..                     890                       890
                                                                ---------    ---------    ---------     --------
  Weighted average number of common shares....................      9,007        7,685        9,025        7,685
                                                                =========    =========    =========     ========
  Earnings per common and common equivalent share.............  $    0.29    $    0.25    $    0.79     $   0.66
                                                                =========    =========    =========     ========


(1) The computations set forth for the three and nine fiscal months ended June 30, 1996 are based on pro forma net income which reflects the recording by the Company of additional taxes as if the Company were treated as a C corporation for all periods presented.

(2) Reflects the estimated number of shares required to be sold by the Company (as calculated based upon the net proceeds of the initial public offering) to pay the pre-offering shareholder distributions of approximately $9,952. The total estimated shares of 890 were assumed to be outstanding for both periods of fiscal 1996. Subsequent to the initial public offering, the shares were actually outstanding and are therefore included in the "average shares outstanding" calculation above.